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                                                                EXHIBIT 11.1

                 INTELLIQUEST INFORMATION GROUP, INC.
        STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                For the Year
                                                                   Ended
                                                             December 31, 1996
                                                             -----------------
Net income available to common stockholders.................      $2,579
                                                                  ------
Weighted average shares outstanding:
   Common stock.............................................       6,868
   Common stock issued upon exercise of options and
    warrants (2)............................................         199

Weighted average common shares and equivalents..............       7,067

Net income per share........................................      $  .36
                                                                  ------
_____________

(1) This exhibit should be read in conjunction with Note 3 of Notes to Consolidated Financial Statements.

(2) Stock options granted and warrants exercised, using the treasury stock method, have been included in the calculation of the common stock equivalent shares.





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